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                     [LETTERHEAD OF KELLER & COMPANY, INC.]



June 18, 2004



Re: Valuation Appraisal of Naugatuck Valley Financial Corporation Naugatuck Valley Savings and Loan
          Naugatuck, Connecticut


We hereby consent to the use of our firm's name in the Form S-1 and in the Form MHC-2 of Naugatuck Valley Financial Corporation, and to the reference to our firm under the heading "Experts" in the prospectus, and to the inclusion of our opinion regarding the valuation of Naugatuck Valley Financial Corporation, provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-1 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.



by:      /s/Michael R. Keller
     ---------------------------------------
         Michael R. Keller
         President